EX-35.2
(logo) Thornburg Mortgage

SERVICER COMPLIANCE STATEMENT (ITEM 1123)
THORNBURG MORTGAGE SECURTITIES TRUST 2008-1

The undersigned, a duly authorized officer of Thornburg Mortgage Home Loans, Inc. a Delaware Corporation, duly certifies the following as to the trust referenced above:

1. A review of the Servicer's activities during the period from and including January 1, 2008 through and including December 31, 2008 and of the Servicer's Performance under the applicable servicing agreement during such period has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects through such period.


IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 17th day of March 2009.

Thornburg Mortgage Home Loans, Inc.

By: /s/ Scott Turlington
Name:  Scott Turlington
Title: Senior Vice President


Thornburg Mortgage Inc.
150 Washington Avenue, Suite 302
Santa Fe, New Mexico 87501
505.989.1900 Tel
505.989.8156 Fax
www.thornburgmortgage.com